Exhibit 5.1

KPMG LLP

205 5th Avenue SW
Suite 3100

Calgary AB T2P 4B9
Tel (403) 691-8000
Fax (403) 691-8008
www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of TransCanada PipeLines Limited

We consent to the use of our report dated February 17, 2021, on the consolidated financial statements of TC Energy Corporation, which comprise the consolidated balance sheets as of December 31, 2020 and December 31, 2019, the related consolidated statements of income, comprehensive income, cash flows, and equity for each of the years in the three year period ended December 31, 2020, and the related notes, and our report dated February 17, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020, which are incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus included in the registration statement on Form F-10/A dated December 15, 2021 of TransCanada PipeLines Limited.

/s/ KPMG LLP

Chartered Professional Accountants

December 15, 2021

Calgary, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.